EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors

Pan Pacific Retail Properties, Inc.:

We consent to the use of our report dated January 31, 2003, with respect to the consolidated balance sheets of Pan Pacific Retail Properties, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

San Diego, California

May 22, 2003